UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    December 21, 2006

U.S. DRY CLEANING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	000-23305 (Commission File Number)	77-0357037 (IRS Employer Identification No.)

125 E. Tahquitz Canyon, Suite 203 Palm Springs, California (Address of principal executive offices)	92262 (Zip Code)

Registrant's telephone number, including area code    (760) 322-7447

______________________________________________
Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement with Cleaners Club

On December 21, 2006, U.S. Dry Cleaning Corporation, Delaware corporation (“USDC”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cleaners Club Acquisition Sub, Inc., a California corporation and a wholly-owned subsidiary of USDC (“Merger Sub”), Cleaners Club, Inc., a California corporation (“Cleaners Club”), and Riaz Chauthani, an individual and the sole shareholder of Cleaners Club. The Merger Agreement contemplates that, subject to the terms and conditions of the Merger Agreement, Cleaners Club will be merged with and into Merger Sub, with Merger Sub continuing after the merger as the surviving corporation (the “Merger”).

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of Cleaners Club will be automatically converted into common stock of USDC in an amount equal to the exchange ratio of 0.00128 such that USDC will issue an aggregate of 780,000 shares of common stock as consideration for the merger.

The Board of Directors of USDC, Merger Sub and Cleaners Club have unanimously approved the Merger Agreement and the parties have made customary representations, warranties and covenants in the Merger Agreement for a transaction of this type. Cleaners Club covenants include, among others, that (i) Cleaners Club will conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the effective time of the Merger, (ii) Cleaners Club will not engage in certain types of transactions during such interim period, (iii) Cleaners Club will not solicit proposals relating to alternative business combination transactions, and (iv) Cleaners Club will not enter into discussions concerning or provide confidential information in connection with any proposals for alternative business combination transactions.

Completion of the Merger is subject to customary closing conditions, including, among other things, (i) adoption of the Merger Agreement by the sole shareholder of Cleaners Club, (ii) absence of any order or injunction prohibiting the consummation of the Merger; (iii) the accuracy of the representations and warranties of each party; and (iv) compliance of each party with its covenants. The Merger Agreement also contains certain termination rights for both USDC and Cleaners Club. In addition, the Merger Agreement contemplates that USDC will provide the sole shareholder of Cleaners Club with “piggyback” registration rights to be set forth in a separate registration rights agreement in respect of the shares to be issued in the merger.

The Merger Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Series A Convertible Debenture Financing

See Item 3.02 regarding the description of the financing and the financing agreements, which is incorporated herein by reference. The form of subscription agreement, form of Series A Convertible Debenture, and the registration rights agreement are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On December 26, 2006, we sold to 11 accredited investors an aggregate of 15.7 units, each unit consisting of a Series A Convertible Debenture, plus 16,666 shares of our common stock for each $130,000 of the principal amount of the debenture. The units were sold pursuant to subscription agreements. The aggregate principal balance of all Series A Convertible Debentures is $2,041,000 and the total number of shares of common stock issued was 261,656. The debentures were sold with a built in thirty percent (30%) rate of return. For each $100,000 paid to the company, we owe $130,000 in principal. We received net proceeds of $1,570,000 from the sale of the debentures and common stock. The debentures mature in one year from the date issued at no interest. The principal amount of the debentures may be converted into our common stock at a conversion rate of $3.00 per share. The principal amount of the debentures are secured by all of our assets and those of our operating subsidiaries, including an assignment of our leasehold interests in our retail facilities. Pursuant to a registration rights agreement we entered into with the investors, we are obligated to register or to file a registration statement for resale of all of the common stock issued in the transaction and all of the common stock that may be issued upon conversion of the debentures, within 270 days from closing. No broker or underwriting fees or commissions were paid in connection with the offer and sale. The offer and sale of the debentures and common stock were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, as promulgated by the Securities and Exchange Commission.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Agreement and Plan of Merger By and Among U.S. Dry Cleaning Corporation, Cleaners Club, Inc., Cleaners Club Acquisition Sub, Inc., and Riaz Chauthani dated December 21, 2006.

10.2	Form of Subscription Agreement.

10.3	Form of Series A Convertible Debenture.

10.4	Form of Registration Rights Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. DRY CLEANING CORPORATION

Date: December 26, 2006	By:	/s/ Robert Y. Lee
Robert Y. Lee Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement and Plan of Merger By and Among U.S. Dry Cleaning Corporation, Cleaners Club, Inc., Cleaners Club Acquisition Sub, Inc., and Riaz Chauthani dated December 21, 2006.

10.2	Form of Subscription Agreement.

10.3	Form of Series A Convertible Debenture.

10.4	Form of Registration Rights Agreement.